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                                                                    EXHIBIT 10.2

                AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

            THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this "AGREEMENT") is entered into as of the ___ day of July, 2006 by and between Swift Transportation Co., Inc., a Nevada corporation (the "COMPANY"), and _____________ ("EXECUTIVE").

                               W I T N E S S E T H

            WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

            WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

            WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company;

            WHEREAS, the Company and Executive entered into a Change in Control Agreement dated as of October 27, 2005 (the "ORIGINAL AGREEMENT"); and

            WHEREAS, the Board has authorized the Company to amend and restate the Original Agreement as set forth in this Agreement.

            NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree that the Original Agreement be amended and restated as follows:

            1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

            (a) "BOARD" means the Board of Directors of the Company.

            (b) "BONUS AMOUNT" means the highest annual incentive bonus earned by Executive from the Company (or its affiliates) during the last three (3) completed fiscal years of the Company immediately preceding Executive's Date of Termination (annualized in the event Executive was not employed by the Company (or its affiliates) for the whole of any such fiscal year), or, in the event that Executive has not

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been employed by the Company for any part of a prior year at the relevant time hereunder, the "Bonus Amount" will mean Executive's target annual incentive bonus).

            (c) "CAUSE" means (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a notice of termination, pursuant to Section 9, without Cause by the Company or delivering a notice of termination, pursuant to Section 9, for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. For purpose of this paragraph (c), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company's chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail.

            (d) "CHANGE IN CONTROL" means the occurrence of any one of the following events:

            (i) individuals who, on the date of this Agreement, constitute the Board (the "INCUMBENT DIRECTORS") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that (i) no individual elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board (any such election or proxy contest, a "PROXY CONTEST"), and (ii) no Incumbent Director who engages in a Proxy Contest shall be deemed to be an Incumbent Director;

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            (ii) any "person" (as such term is defined in Section 3(a)(9) of the
      Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "COMPANY VOTING SECURITIES"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary,
      (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities;

            (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "BUSINESS COMBINATION"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "SURVIVING CORPORATION"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "PARENT CORPORATION"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A),
      (B) and (C) above shall be deemed to be a "NON-QUALIFYING TRANSACTION");
      or

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            (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company's assets.

            (e) "DATE OF TERMINATION" means (i) the effective date on which Executive's employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 9 or (ii) if Executive's employment by the Company terminates by reason of death, the date of death of Executive.

            (f) "DISABILITY" means termination of Executive's employment by the Company due to Executive's absence from Executive's duties with the Company on a full-time basis for at least one hundred eighty (180) days in any two hundred seventy (270) day period as a result of Executive's incapacity due to physical or mental illness.

            (g) "GOOD REASON" means, without Executive's express written consent, the occurrence of any of the following events after a Change in
Control:

            (i) (A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities), including any change that is directly or indirectly a result of the Company no longer being a publicly traded entity, or (B) a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;

            (ii) a reduction by the Company in Executive's rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

            (iii) any requirement of the Company that Executive (A) be based anywhere more than thirty-five (35) miles from Phoenix, AZ, or (B) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

            (iv) the failure of the Company to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits (at substantially equivalent cost with respect

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      to welfare benefit plans), or (B) provide Executive with paid vacation in accordance with the most favorable vacation policies of the Company as in effect for Executive immediately prior to such Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to the Change in Control;

            (v) unless any such action by the Board or its members was approved by a vote of at least a majority of the Incumbent Directors then on the Board, (A) the Executive being overruled by the Board or any members thereof on any decision of the Executive which is consistent with Executive's job, position and/or duties as in effect prior to the date of the Change in Control, so long as the Executive's decision that is being overruled was a bona fide decision, or (B) the Board or the members thereof making a decision that materially undermines Executive's authority over the officers and/or other employees of the Company, as relevant, despite Executive's bona fide objection to such decision;

            (vi) any purported termination of Executive's employment which is not effectuated pursuant to Section 9(b) (and which will not constitute a termination hereunder);

            (vii) the failure of the Company to obtain the assumption (and, if applicable, guarantee) agreement from any successor (and Parent Corporation) as contemplated in Section 8(b);

            (viii) the termination of Robert Cunningham's employment as Chief Executive Officer of the Company either (A) by Mr. Cunningham for "Good Reason" (as such term is defined in the written change in control agreement between the Company and Mr. Cunningham dated October 27, 2005, as amended (the "CUNNINGHAM AGREEMENT")) or (B) by the Company other than for "Cause" (as such term is defined in the Cunningham Agreement) unless the Company's decision to terminate Mr. Cunningham's employment as Chief Executive Officer of the Company was approved by a vote of at least a majority of the Incumbent Directors then on the Board; or

            (ix) any "person" (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange
      Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board and such "person" is or includes Jerry Moyes, any affiliate of Jerry Moyes, or any entity that is controlled by or under common control with Jerry Moyes or any of his affiliates (including but not limited to a trust).

            Notwithstanding anything herein to the contrary, the termination of Executive's employment by Executive for any reason or no reason during the 30-day

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period commencing on the six (6) month anniversary of the date of a Change in
Control shall be deemed for all purposes to be a termination for Good Reason. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacities due to mental or physical illness.

            Executive and the Company agree that Executive will notify the Company of his intention to resign for Good Reason (if Executive chooses to exercise such right), within fifty-five (55) days of the first occurrence of the event or action which constitutes Good Reason hereunder, and shall designate Executive's effective date of resignation to be not later than seventy (70) days after such event or action. The Executive's failure to object to an event or action that constituted Good Reason within this period will preclude Executive from relying on such event following this period.

            (h) "QUALIFYING TERMINATION" means a termination of Executive's employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive's employment on account of death (other than death after the delivery of a valid notice of termination without Cause or for Good Reason), Disability or Retirement shall not be treated as a Qualifying Termination.

            (i) "RETIREMENT" means Executive's mandatory retirement (not including any mandatory early retirement) in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive's written consent.

            (j) "SUBSIDIARY" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

            (k) "TERMINATION PERIOD" means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control but in connection with a potential Change in Control and after the Company or a third party had taken affirmative steps to effectuate a Change in Control, for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control (other than as described in Section 1(g)(vii)), then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control if and only if an actual Change of Control does, in fact, occur within one (1) year of such termination. For purposes of determining the timing of payments

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and benefits to Executive under Section 3, the date of the actual Change in
Control shall be treated as Executive's Date of Termination under Section 1(e), and for purposes of determining the amount of payments and benefits to Executive under Section 3, the date Executive's employment is actually terminated shall be treated as Executive's Date of Termination under Section 1(e).

            2. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given three (3) years' written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive's employment prior to a Change in Control, except as provided in Section 1(k).

            3. Payments and Benefits Upon a Change in Control and Termination of Employment.

            (a) Severance Benefits. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive:

            (i) within ten (10) days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of Executive's annual bonus for the fiscal year in which Executive's Date of Termination occurs in an amount at least equal to (x) Executive's Bonus Amount, multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and any accrued vacation pay, in each case to the extent not theretofore paid; plus

            (ii) all employee benefits as to which Executive may be entitled under the employee benefit plans, programs and policies of the Company and its affiliates (the amounts and benefits described in subsections (i) and (ii), the "ACCRUED AMOUNTS"); plus

            (iii) within ten (10) days following the Date of Termination, a lump-sum cash amount equal to (A) three (3) times Executive's highest annual rate of base salary during the 12-month period immediately prior to Executive's Date of Termination, plus (B) three (3) times Executive's Bonus Amount.

            (b) Welfare Benefits. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall continue to provide, for a period of two (2) years following Executive's

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Date of Termination, Executive (and Executive's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

            (c) Acceleration of Equity Compensation. Upon a Change in Control, any equity or equity-based compensation or awards that have been granted to Executive by the Company or its affiliates which remain unvested, or pursuant to which the restrictions have not lapsed, shall become immediately vested, exercisable, and all restrictions thereon shall lapse.

            (d) Non-Qualifying Termination. If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, the Accrued Amounts. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.

            4. Certain Additional Payments by the Company.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (the "PAYMENTS") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then the Company shall pay to Executive an additional payment (a "GROSS-UP PAYMENT") in an amount such that, after payment by Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise

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Tax imposed upon the Payments. For purposes of determining the amount of the
Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            (b) Subject to the provisions of Section 4(a), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below) and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "ACCOUNTING FIRM") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "DETERMINATION"). Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 4 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("UNDERPAYMENT") or Gross-Up Payments are made by the Company which should not have been made ("OVERPAYMENT"), consistent with the calculations required to be made hereunder. In the event the amount of the Gross-Up Payment is less than the amount necessary to reimburse

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Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent Executive has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent Executive's expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

            5. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

            6. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of interest from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof, regardless of whether or not Executive's claim is upheld by a court of competent jurisdiction/arbitration panel; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court/arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

            7. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive's employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive's employment during the Termination Period shall be subject to all of the provisions of this Agreement.

            8. Successors; Binding Agreement.

            (a) This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

            (b) The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and for any Parent Corporation in such Business Combination to guarantee), by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

            (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

            9. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

            If to Executive:      To the address of the Executive on
                                  the books and records of the Company.

            If to the Company:    Swift Transportation Co., Inc.
                                  2200 South 75th Avenue
                                  Phoenix, AZ 85043
                                  Attn: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific

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termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

            10. Full Settlement; Resolution of Disputes and Costs.

            (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company, including but not limited to the offer letter from the Company to Executive dated as of March 23, 2005. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

            (b) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Phoenix, Arizona by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

            11. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

            12. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 3, 4, 5, 6, 8, 9, 10, 13 and 15 shall survive the termination of this Agreement.

            13. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION

OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

            14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

            15. Section 409A of the Code. If any payment(s) or benefit(s)under this Agreement would be subject to the provisions of Section 409A of the Code, the Company agrees that this Agreement shall be deemed reformed so that all such payments shall fully comply and meet the requirements of Section 409A of the Code (such that Executive shall receive all payments and benefits hereunder in the shortest amount of time from the date otherwise due, while no portion of any payments to Executive hereunder shall be subject to the excise taxes of Section 409A of the Code).

            16. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time (except as otherwise set forth in the definition of "Good Reason" hereunder). Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

                                       SWIFT TRANSPORTATION CO., INC.

                                       By: ____________________________________

                                           Name: ______________________________
                                           Title:______________________________